Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7502	PRESS RELEASE Contact: Sherry Dopp (703) 247-7502 (703) 247-7505 (FAX) SDopp@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Names New Chief Financial Officer

ARLINGTON, VA – July 22, 2004 – MCG Capital Corporation (Nasdaq: MCGC) has named Michael R. McDonnell, CPA as Executive Vice President and Chief Financial Officer.

McDonnell comes to MCG from Fortune 500 Company EchoStar Communications Corporation, where he served as Chief Financial Officer reporting directly to the Chairman and CEO. EchoStar is best known for its Dish Network, the # 2 satellite television service in the U.S. with over 10 million subscribers. He had direct oversight for finance, accounting, tax, internal audit, information technology and customer management operations. He was management’s primary interface with the Audit Committee of the Board of Directors. During McDonnell’s tenure, the company completed $6.7 billion in convertible debt; high yield debt and equity transactions including one of the largest high yield bond deals ever.

McDonnell managed over $700 million of profitability growth and as the company’s primary interface with the rating agencies, contributed to a three-notch improvement in bond ratings. He has experience working with the Securities Exchange Commission and the Federal Communications Commission on complex accounting and regulatory issues.

Prior to joining EchoStar in 2000, McDonnell, 40, spent 14 years at Pricewaterhouse Coopers LLP in Washington, D.C. and Denver, CO. He worked primarily with technology, communications, media and business services companies both large and small. McDonnell led the firms’ media and technology practice in Denver, CO where he served as the lead engagement partner for SEC transactions including IPO’s and Mergers and Acquisitions. He made Partner in 1996 at age 32 making him one of the youngest members of the Partnership at the time. He is a licensed CPA and has a B. S. in Business Administration with a major in Accounting from Georgetown University in Washington, D.C.

“Mike is a proven business leader and Fortune 500 CFO with substantial financial and operating expertise. His strategic, operational and transactional strengths and experience will serve our shareholders well as we grow and diversify our business,” said MCG CEO Bryan J. Mitchell. “We welcome Mike to MCG’s executive management team.”

“I am thrilled to join MCG. The company has enjoyed great success and I look forward to working closely with Bryan and the founding management, “ said McDonnell.

“Mike will bring new perspective and insight to the company as we identify and capitalize on current and new business opportunities, “ said MCG Chairman B. Millner.

McDonnell will start with MCG on September 1, 2004.

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Currently, our portfolio consists primarily of companies in the communications, information services, media and technology, including software and technology-enabled business services, industry sectors. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.